Exhibit 99.1

Mirum Pharmaceuticals Reports Fourth Quarter and Year-End 2022 Financial Results and Provides Business Update

- Net product sales for LIVMARLI® (maralixibat) oral solution totaled $75.1 million for first full fiscal year of U.S. commercial launch, and full year 2022 revenue totaled $77.1 million

- Conference call to provide business updates today, March 8 at 1:30 p.m. PT/4:30 p.m. ET

FOSTER CITY, Calif.--(BUSINESS WIRE)--March 8, 2023--Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today reported financial results for the fourth quarter and year-end 2022 and provided a business update.

“We are proud of our strong commercial, clinical and regulatory execution in 2022 that realized $75.1 million in LIVMARLI net product sales in the first full fiscal year of our U.S. launch and groundbreaking clinical data for our Alagille syndrome and progressive familial intrahepatic cholestasis (PFIC) patients,” said Chris Peetz, president and chief executive officer at Mirum. “Building on this foundation, 2023 is poised be a transformative year for Mirum. With our U.S. business positioned to grow 50% year-over-year in net product sales, planned LIVMARLI launches in additional international markets, potential label expansion into PFIC and data milestones for our other late-stage clinical programs, we look forward to deepening our global leadership in rare disease and impacting patients who have been waiting for important new medicines.”

LIVMARLI Alagille syndrome: Strong launch continues fueled by U.S. growth & geographic expansion

  Fourth quarter 2022 net sales grew 48% as compared to third quarter 2022.
  U.S. business positioned for 50% net product sales growth in 2023.
  Launched LIVMARLI in Germany in early 2023 following European Commission approval.
  Approximately 600 Alagille syndrome patients have received LIVMARLI worldwide to date.
  Publications highlighting long-term impact:
    Published LIVMARLI data highlighting quality of life and sleep improvements in patients with Alagille syndrome in the Journal of Pediatrics.
    Presented long-term LIVMARLI data demonstrating four-year growth improvement and real-world experience in patients with Alagille syndrome.

LIVMARLI PFIC: Compelling profile emerges from Phase 3 MARCH-PFIC study

  Presented groundbreaking data from the LIVMARLI Phase 3 MARCH-PFIC study at AASLD, showcasing an unprecedented reduction in pruritus and serum bile acids.
  First study to demonstrate efficacy of ileal bile acid transporter (IBAT) inhibitor in new PFIC types.
  Submitted a supplemental New Drug Application (sNDA) to U.S. Food and Drug Administration.

Pipeline: On track for catalyst rich 2023

  LIVMARLI in biliary atresia on-track for top-line data in second half of 2023.
  Volixibat in primary sclerosing cholangitis on-track for interim analysis in mid-2023.
  Volixibat in primary biliary cholangitis on track for interim analysis in second half of 2023.

Corporate & financial: Strong financial performance & balance sheet

  Strengthened balance sheet with additional capital raises totaling $121.9 million, net, since January 2022.
  Lowered net royalty obligations to high single digits to mid-teens by acquiring Satiogen.
  Total net product revenue from the sale of LIVMARLI for the year ended December 31, 2022 was $75.1 million compared to $3.1 million for the year ended 2021.
  Stable operating expenses. For the years ended December 31, 2022 and 2021, total operating expenses were $208.3 million and $192.6 million, respectively.
  As of December 31, 2022, Mirum had cash, cash equivalents, restricted cash equivalents, and short-term investments of $251.7 million.

Business Update Conference Call

Mirum will host a conference call today, March 8, 2022, at 1:30 p.m. PT/4:30 p.m. ET, to provide business updates. Join the call using the following details:

Conference Call Details:

U.S./Toll-Free: 1 833-927-1758
International: 1 929-526-1599
Passcode: 596100

You may also access the call via webcast by visiting the Events & Presentations section on Mirum’s website. A replay of this webcast will be available for 30 days.

About LIVMARLI® (maralixibat) oral solution

LIVMARLI® (maralixibat) oral solution is an orally administered, once-daily, ileal bile acid transporter (IBAT) inhibitor approved by the U.S. Food and Drug Administration for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) one year of age and older. LIVMARLI is also approved by the European Commission for the treatment of cholestatic pruritus in patients with ALGS two months and older. It is the only approved medication to treat cholestatic pruritus associated with Alagille syndrome. For more information for U.S. residents, please visit LIVMARLI.com.

LIVMARLI is currently being evaluated in late-stage clinical studies in other rare cholestatic liver diseases including biliary atresia. LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for ALGS, PFIC and biliary atresia. To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.

IMPORTANT SAFETY INFORMATION

LIVMARLI can cause side effects, including:

Changes in liver tests. Changes in certain liver tests are common in patients with Alagille syndrome and can worsen during treatment with LIVMARLI. These changes may be a sign of liver injury and can be serious. Your healthcare provider should do blood tests before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen) or loss of appetite.

Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea, stomach pain, and vomiting during treatment. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.

A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat. FSV deficiency is common in patients with Alagille syndrome but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment.

Other common side effects reported during treatment were bone fractures and gastrointestinal bleeding.

US Prescribing Information
EU SmPC

About Volixibat

Volixibat is an oral, minimally absorbed agent designed to selectively inhibit the apical sodium dependent bile acid transporter (ASBT). Volixibat may offer a novel approach in the treatment of adult cholestatic diseases by blocking the recycling of bile acids, through inhibition of ASBT, thereby reducing bile acids systemically and in the liver. Phase 1 and Phase 2 studies of volixibat demonstrated on-target fecal bile acid excretion, a pharmacodynamic marker of ASBT inhibition, in addition to decreases in LDL cholesterol and increases in 7αC4 which are markers of bile acid synthesis. Volixibat has been evaluated in more than 400 individuals across multiple clinical trials. The most common adverse events reported were mild to moderate gastrointestinal events observed in the volixibat groups.

Volixibat is currently being evaluated in Phase 2b studies for primary sclerosing cholangitis (VISTAS study), and primary biliary cholangitis (VANTAGE study).

About Mirum Pharmaceuticals

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome one year of age and older, and in Europe for the same indication in patients two months of age and older.

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in two potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis.

Follow Mirum on Twitter, Facebook, LinkedIn and Instagram.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things continued commercial success for LIVMARLI, including growth in year over year net product sales, planned LIVMARLI launches in additional international markets, label expansion into PFIC, becoming a global leader in rare disease, the results, conduct and progress of Mirum’s ongoing and planned studies for its product candidates and the regulatory approval path for its product candidates globally. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “forward,” “planned,” “poised,”, “positioned” “potential”, “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations Data
(in thousands, except per share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)

Revenue:
Product sales, net	$27,906	$3,138	$75,062	$3,138
License revenue	-	-	2,000	16,000
Total revenue	27,906	3,138	77,062	19,138
Operating expenses:
Cost of sales	4,494	1,903	12,374	1,903
Research and development	31,105	27,775	106,842	131,428
Selling, general and administrative	26,468	19,035	89,066	59,220
Total operating expenses (1)	62,067	48,713	208,282	192,551

Loss from operations	(34,161)	(45,575)	(131,220)	(173,413)
Other income (expense):
Interest income	2,143	65	3,857	366
Interest expense	(4,359)	(3,766)	(15,979)	(17,590)
Change in fair value of derivative liability	674	(1,149)	906	(732)
Other income (expense), net	(588)	(17)	365	(582)
Gain from sale of priority review voucher, net	-	108,000	-	108,000
Net loss before provision for income taxes	(36,291)	57,558	(142,071)	(83,951)
(Benefit from) provision for income taxes	140	12	(6,406)	37
Net loss	$(36,431)	$57,546	$(135,665)	$(83,988)

Net loss per share:
Basic			$(4.01)	$(2.77)
Diluted			$(4.02)	$(2.77)

Weighted-average shares outstanding:
Basic			33,839,072	30,321,722
Diluted			33,982,493	30,321,722

(1) Amounts include stock-based compensation expense as follows:

Research and development	$2,532	$2,095	$10,050	$9,888
Selling, general and administrative	4,364	3,397	16,957	13,128
Total stock-based compensation	$6,896	$5,492	$27,007	$23,016

Mirum Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2022	2021

Cash, cash equivalents, restricted cash equivalents and investments	$251,719	$261,524
Working capital	125,496	123,996
Total assets	352,906	294,651
Accumulated deficit	(392,824)	(257,159)
Total stockholders' equity	142,037	120,212

Contacts

Investor Contacts:
Andrew McKibben
ir@mirumpharma.com

Sam Martin
Argot Partners
ir@mirumpharma.com

Media Contact:
Erin Murphy
media@mirumpharma.com